Exhibit 99.3

ERICO INTERNATIONAL CORPORATION

LETTER TO

DEPOSITORY TRUST COMPANY PARTICIPANTS

Exchange of all Outstanding

8 7/8% Senior Notes due 2012
for
8 7/8% Senior Notes due 2012

THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M. NEW YORK CITY TIME, ON , 2004, UNLESS EXTENDED (THE “EXPIRATION DATE”).

Outstanding Notes tendered in the Exchange Offer may be withdrawn at any time prior to 5:00 P.M., New York City time, on the Expiration Date.

To Depository Trust Company Participants:

      We are enclosing herewith the material listed below relating to the offer by ERICO International Corporation, to exchange its 8 7/8% Senior Notes due 2012 (the “Exchange Notes”), which have been registered under the Securities Act of 1933 (the “Securities Act”), for a like principal amount of its issued and outstanding 8 7/8% Senior Notes due 2012 (the “Outstanding Notes”), upon the terms and subject to the conditions set forth in ERICO’s prospectus, dated                     , 2004, and the related letter of transmittal (as amended or supplemented from time to time, the “Letter of Transmittal”) which together constitute ERICO’s offer (the “Exchange Offer”).

      Enclosed are copies of the following documents:

1.	Prospectus, dated , 2004;

2.	Letter of Transmittal (together with accompanying Substitute Form W-9 Guidelines);

3.	Notice of Guaranteed Delivery to be used to accept the Exchange Offer if certificates for Outstanding Notes are not immediately available or time will not permit all required documents to reach the exchange agent prior to the Expiration Date or if the procedure for book-entry transfer cannot be completed on a timely basis; and

4.	Letter that may be sent to your clients for whose account you hold Outstanding Notes in your name or in the name of your nominee, with space provided for obtaining such client’s instruction with regard to the Exchange Offer.

      We urge you to contact your clients promptly. Please note that the Exchange Offer will expire on the Expiration Date unless extended.

      The Exchange Offer is not conditioned upon any minimum number of Outstanding Notes being tendered.

      Pursuant to the Letter of Transmittal, each holder of Outstanding Notes will represent to ERICO that:

(i)	any Exchange Notes that the holder will acquire in exchange for Outstanding Notes will be acquired in the ordinary course of business of the holder;

(ii)	the holder has no arrangement or understanding with any person to participate in a distribution, within the meaning of the Securities Act, of any Exchange Notes issued to the holder;

(iii)	the holder is not an “affiliate” (as defined in Rule 405 under the Securities Act) of ERICO;

(iv)	the holder has full power and authority to tender, exchange, sell, assign and transfer the tendered Outstanding Notes;

(v)	ERICO will acquire good, marketable and unencumbered title to the tendered Outstanding Notes, free and clear of all liens, restrictions, charges and encumbrances; and

(vi)	The Outstanding Notes the holder tenders for exchange are not subject to any adverse claims or proxies.

      If the holder is a broker-dealer that will receive Exchange Notes for its own account in exchange for notes that were acquired as a result of market-making or other trading activities, it will represent that the Outstanding Notes were acquired as a result of market-making activities or other trading activities, and it will acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of those Exchange Notes. By acknowledging that it will deliver and by delivering a prospectus meeting the requirements of the Securities Act in connection with any resale of those Exchange Notes, the broker-dealer is not deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

      The enclosed Letter to Clients contains an authorization by the beneficial owners of the Outstanding Notes for you to make the foregoing representations.

      ERICO will not pay any fee or commission to any broker or dealer to any other persons (other than the Exchange Agent) in connection with the solicitation of tenders of Outstanding Notes pursuant to the Exchange Offer. ERICO will pay or cause to be paid any transfer taxes payable on the transfer of Outstanding Notes to it, except as otherwise provided in Instruction 6 of the enclosed letter of transmittal.

      Any questions regarding the Exchange Offer should be addressed to, and additional copies of the enclosed materials may be obtained from, the exchange agent for the Exchange Offer, at its address and telephone number set forth on the front of the Letter of Transmittal.

Very truly yours,

ERICO INTERNATIONAL CORPORATION

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON AN AGENT FOR THE COMPANY OR THE EXCHANGE AGENT, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON THEIR BEHALF IN CONNECTION WITH THE EXCHANGE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.